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                                                File No. 33-59145
                                                Rule 424(b)(2)


PRICING SUPPLEMENT NO. 1 Dated January 9, 1998

(To Prospectus Dated June 13, 1995)

                  MASSACHUSETTS ELECTRIC COMPANY
          (A SUBSIDIARY OF NEW ENGLAND ELECTRIC SYSTEM)

                    SECURED MEDIUM-TERM NOTES
                 (First Mortgage Bonds, Series V)
                            Issue 98-1

Interest Rate:       6.91%

Maturity Date:       January 12, 2028

Principal Amount:    $20,000,000

Acceptance Date:     January 7, 1998

Original Issue Date: January 12, 1998

Form of Delivery:    Book-entry only

Depositary:          The Depository Trust Company
                     55 Water Street
                     New York, New York

Issue:               98-1

Original Issue
Discount New Bond:   No

Price of New Bonds:
                               Initial
                               Price to  Underwriting     Proceeds to
                                Public    Discounts         Company
                             ----------- ------------     -----------

                Per New Bond   100.00%      0.750%      99.250%
                Total        $20,000,000   $150,000   $19,850,000


                      REDEMPTION PROVISIONS

  The New Bonds will not be redeemable prior to January 12, 2008.
Thereafter the New Bonds will be redeemable at the option of the Company, as a whole or in part, at any time prior to maturity, whether or not on an interest payment date, on at least 30 days' notice, given as provided in the Indenture, at the following general redemption prices expressed as percentages of the principal amount. The New Bonds will also be redeemable, on like notice, through the application of replacement fund, insurance, eminent domain, or other moneys held by the Trustee, at the following special redemption prices similarly expressed, together in each case with accrued and unpaid interest to the redemption date.

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                        REDEMPTION PRICES

  If redeemed at any time in the respective twelve months' period beginning January 12 in each of the following years:

                          GENERAL        SPECIAL
                         REDEMPTION     REDEMPTION
        YEAR              PRICES         PRICES
        ----             ----------     ----------

        2008                         103.455%            100.00%
        2009                         103.110%            100.00%
        2010                         102.764%            100.00%
        2011                         102.419%            100.00%
        2012                         102.073%            100.00%
        2013                         101.728%            100.00%
        2014                         101.382%            100.00%
        2015                         101.037%            100.00%
        2016                         100.691%            100.00%
        2017                         100.346%            100.00%
        2018                         100.00%             100.00%
        2019                         100.00%             100.00%
        2020                         100.00%             100.00%
        2021                         100.00%             100.00%
        2022                         100.00%             100.00%
        2023                         100.00%             100.00%
        2024                         100.00%             100.00%
        2025                         100.00%             100.00%
        2026                         100.00%             100.00%
        2027                         100.00%             100.00%

If this New Bond is called in whole or in part, and if provision has been duly made for notice of such call and for payment as required in the Indenture, thereafter this New Bond, or such called part of the principal amount hereof, shall cease to be secured by the lien of the Indenture, no interest shall accrue on this New Bond or such called part hereof on and after the date fixed for redemption, and the Company after said date fixed for redemption shall be under no further liability in respect of the principal of or premium, if any, or interest on this New Bond or such called part hereof (except as expressly provided in the Indenture); and if less than the whole principal amount hereof shall be so called, the registered owner hereof shall be entitled, in addition to the sums payable on account of the part called, to receive, without expense to such owner, on surrender of this New Bond duly endorsed or accompanied by a duly executed instrument of transfer, one or more Secured Medium-Term Notes (First Mortgage Bonds - Series V, Issue 98-1) for an aggregate principal amount equal to that part of the principal amount hereof not then called and paid.

                  DISTRIBUTION OF THE NEW BONDS

  The New Bonds were sold in the amount of $20,000,000 to Credit Suisse First Boston, as Agents in connection with the offering of the New Bonds described in this Pricing Supplement.